Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FOURTH QUARTER & FULL YEAR 2015 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for First Quarter 2016

EVANSTON, Ill., March 3, 2016 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions primarily to lower middle-market companies based in the United States, today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Financial Highlights

•	Total investment income of $15.1 million

•	Net investment income of $7.2 million, or $0.44 per share

•	Adjusted net investment income of $7.3 million, or $0.45 per share(1)

•	Net increase in net assets resulting from operations of $7.8 million, or $0.48 per share

•	Invested $56.3 million in debt and equity securities, including investments in five new portfolio companies

•	Received proceeds from sales and realizations of $43.2 million

•	Paid special dividend of $0.04 per share on December 11, 2015 and regular quarterly dividend of $0.39 per share on December 18, 2015

•	Net asset value (NAV) of $247.4 million, or $15.17 per share, as of December 31, 2015

Full Year 2015 Financial Highlights

•	Total investment income of $54.3 million

•	Net investment income of $26.5 million, or $1.64 per share

•	Adjusted net investment income of $26.4 million, or $1.63 per share(1)

•	Net increase in net assets resulting from operations of $26.0 million, or $1.60 per share

•	Invested $136.4 million in debt and equity securities, including investments in 13 new portfolio companies

•	Received proceeds from sales and realizations of $94.7 million

•	Paid regular quarterly dividends totaling $1.54 per share and special dividends of $0.06 per share

•	Estimated spillover income (or taxable income in excess of distributions) as of December 31, 2015 of $14.9 million, or $0.91 per share

Management Commentary

“Our fourth quarter results and a healthy flow of deals driven in part by M&A activity gave us a strong finish to a very solid year. During 2015, our investment portfolio provided us with a 13.8% increase in net investment income and also generated $9.5 million of net realized gains,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “Through underwriting discipline focused on capital preservation and quality over quantity, our portfolio has consistently produced adjusted net income to cover our regular annual dividend since our IPO in 2011. With $78 million of available liquidity at December 31, 2015, we are well positioned to continue executing our investment strategy.”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Fourth Quarter 2015 Financial Results

Total investment income was $15.1 million for the three months ended December 31, 2015, an increase of $1.4 million, or 10.4%, over the $13.7 million of total investment income for the year ended December 31, 2014. This increase was primarily attributable to a $2.5 million increase in interest income resulting largely from higher average levels of debt investments outstanding, which was partially offset by a $0.4 million decrease in dividend income due to lower average levels of income producing equity investments outstanding and a $0.7 million decrease in fee income resulting from lower levels of investment activity for the three months ended December 31, 2015, as compared to the three months ended December 31, 2014.

Total expenses, including income tax provision, were $7.9 million for the three months ended December 31, 2015, an increase of $0.9 million or 13.7%, over the $7.0 million of total expenses, including income tax provision, for the three months ended December 31, 2014. Interest and financing expenses were $2.6 million, an increase of $0.6 million or 28.7% compared to $2.0 million for the fourth quarter of 2014 due to higher average balances of SBA debentures outstanding during 2015 as well as interest and commitment fees related to the Credit Facility. The base management fee increased $0.3 million, or 17.8%, to $2.0 million due to higher average total assets less cash and cash equivalents for the fourth quarter of 2015 versus the comparable period in 2014. The incentive fee was $2.0 million, a $0.2 million, or 6.4%, increase from the $1.8 million incentive fee for the fourth quarter of 2014, which was the result of a $0.2 million increase in the income incentive fee to $1.8 million. The administrative service fee, professional fees and other general and administrative expenses decreased $0.1 million, or 9.9%, to $1.0 million primarily due to a $0.1 million decrease in the administrative service fee.

Net investment income for the three months ended December 31, 2015 increased by 7.1% to $7.2 million, or $0.44 per share, compared to $6.7 million, or $0.42 per share, for the fourth quarter of 2014. Adjusted NII was $7.3 million, or $0.45 per share, for the three months ended December 31, 2015, compared to $6.8 million, or $0.43 per share, for the fourth quarter of 2014. Adjusted NII is defined as net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized gains and losses on investments.

For the three months ended December 31, 2015, the total realized gain on investments was $2.6 million. During the three months ended December 31, 2015, Fidus recorded a net change in unrealized depreciation on investments of $2.0 million attributable to (i) the reversal of net unrealized appreciation on investments of $0.3 million related to the exit or sale of investments, resulting in unrealized depreciation and (ii) net unrealized depreciation of $1.7 million on debt investments.

Fidus’ net increase in net assets resulting from operations during the three months ended December 31, 2015, was $7.8 million, or $0.48 per share, an increase of $0.4 million, or 6.2%, compared to a net increase in net assets resulting from operations of $7.4 million, or $0.46 per share, during the three months ended December 31, 2014.

Per share results for the fourth quarter ended December 31, 2015 are based on weighted average shares outstanding of 16.3 million, compared to 16.0 million weighted average shares outstanding for the fourth quarter of 2014, an increase of 1.7%. This increase reflects shares sold under the at-the-market offering.

Full Year 2015 Financial Results

Total investment income was $54.3 million, an increase of $8.2 million, or 17.7%, over the $46.1 million of total investment income for the year ended December 31, 2014. Total expenses, including income tax provision, were $27.8 million, an increase of $4.9 million or 21.6%, over the $22.8 million of total expenses, including income tax provision, for the year ended December 31, 2014. Net investment income was $26.5 million, which was an increase of $3.2 million, or 13.8%, compared to net investment income of $23.3 million during the year ended December 31, 2014.

Net realized gain on investments was $9.5 million for the year ended December 31, 2015 resulting from realized gains on investments in six portfolio companies, which were partially offset by a realized loss on an investment in a portfolio company. During the year ended December 31, 2015, Fidus recorded a net change in unrealized depreciation on investments of $10.1 million attributable to (i) the reversal of net unrealized appreciation on investments of $4.7 million related to the exit or sale of investments, resulting in unrealized depreciation, (ii) net unrealized depreciation of $9.3 million on debt investments and (iii) net unrealized appreciation of $3.9 million on equity investments.

As a result of these events, Fidus’ net increase in net assets resulting from operations during the year ended December 31, 2015 was $26.0 million or $1.60 per share, compared to a net increase in net assets resulting from operations of $19.5 million, or $1.36 per share, during the year ended December 31, 2014.

Portfolio and Investment Activities

As of December 31, 2015, Fidus had debt and equity investments in 53 portfolio companies with an aggregate fair value of $443.3 million, or approximately 99% of cost. The average portfolio investment on a cost basis was $9.0 million (which excludes three investments in portfolio companies that sold their operations and are in the process of winding down) and Fidus held equity ownership in 83.0% of its portfolio companies. During the fourth quarter ended December 31, 2015, Fidus invested $56.3 million in debt and equity investments, including five new portfolio companies and received proceeds from sales and realizations of $43.2 million. As of December 31, 2015, the weighted average yield on debt investments (excluding any debt investments on non-accrual) was 13.3%.

Fourth quarter 2015 investment activity included the following new portfolio company investments:

•	inthinc Technology Solutions, Inc., a provider of vehicle telematics solutions to large enterprise fleet operators. Fidus invested $5.0 million in subordinated notes and royalty rights which was a partial funding of a $6.0 million commitment.

•	Cavallo Bus Lines Holdings, LLC, a large motor coach operator based in the Midwest that provides charter bus services to clients primarily in the education, athletic and tour end markets. Fidus invested $8.3 million in subordinated notes.

•	Steward Holding LLC (doing business as Steward Advanced Materials), a producer of highly engineered materials and alloys for the aerospace and defense industries and other commercial end markets. Fidus invested $8.0 million in subordinated notes and common equity.

•	Mirage Trailers, LLC, a manufacturer of enclosed and utility trailers for the commercial and recreational end markets. Fidus invested $11.5 million in senior secured notes and common equity.

Fidus had debt investments in one portfolio company on non-accrual status as of December 31, 2015, which represented 1.2% of the portfolio cost and 0.1% of the portfolio fair value as of that date.

Liquidity and Capital Resources

As of December 31, 2015, Fidus had $31.7 million in cash and cash equivalents. SBA debentures outstanding were $213.5 million and unfunded SBA commitments totaled $11.5 million as of December 31, 2015. Fidus had $15.5 million of borrowings outstanding on its senior secured revolving credit facility as of December 31, 2015. The weighted average interest rate on debt outstanding as of December 31, 2015 was 4.0%.

Subsequent Events

•	On January 15, 2016, we invested $10.5 million in the subordinated notes and common equity of OMC Investors, LLC, doing business as Ohio Medical Corporation, a manufacturer and distributer of medical suction and oxygen therapy products and source equipment.

•	On January 29, 2016, we exited our debt and warrant investments in Continental Anesthesia Management, LLC in connection with the sale of the portfolio company. We received payment in full on our subordinated notes and recognized a loss of approximately $0.3 million on our warrant investment.

•	On February 1, 2016, we exited our debt and equity investments in X5 Opco LLC. We received payment in full on our senior secured loan, including a prepayment penalty, and sold our equity at a price approximating cost.

•	On February 16, 2016, we exited our debt investment in Stagnito Partners, LLC. We received payment in full on our senior secured loan, including a prepayment penalty.

First Quarter 2016 Dividend of $0.39 Per Share Declared

On February 16, 2016, the Company’s Board of Directors declared a regular quarterly dividend of $0.39 per share for the first quarter of 2016 payable on March 25, 2016 to stockholders of record as of March 11, 2016.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2016 taxable income, as well as the tax attributes for 2016 dividends, will be made after the close of the 2016 tax year. The final tax attributes for 2016 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Fourth Quarter 2015 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, March 4, 2016. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 57403306.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on March 4, 2016 until 11:59pm ET on March 8, 2016 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 57403306. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	December 31, 2015	December 31, 2014

ASSETS
Investments, at fair value
Control investments (cost: $12,042 and $10,460, respectively)	$618	$4,244
Affiliate investments (cost: $105,930 and $81,979, respectively)	111,846	86,200
Non-control/non-affiliate investments (cost: $330,366 and $298,899, respectively)	330,805	305,911

Total investments, at fair value (cost: $448,338 and $391,338, respectively)	443,269	396,355
Cash and cash equivalents	31,657	29,318
Interest receivable	4,520	4,460
Deferred financing costs (net of accumulated amortization of $3,794 and $2,784, respectively)	4,872	4,567
Prepaid expenses and other assets	1,222	887

Total assets	$485,540	$435,587

LIABILITIES
SBA debentures	$213,500	$173,500
Borrowings under credit facility	15,500	10,000
Accrued interest and fees payable	2,840	2,853
Due to affiliates	5,762	5,395
Taxes payable	400	328
Accounts payable and other liabilities	176	248

Total liabilities	238,178	192,324

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 16,300,732 and 16,051,037 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively)	16	16
Additional paid-in capital	246,307	243,008
Undistributed net investment income	13,887	12,433
Accumulated net realized (loss) gain on investments, net of taxes and distributions	(6,145)	(15,999)
Accumulated net unrealized (depreciation) appreciation on investments	(6,703)	3,805

Total net assets	247,362	243,263

Total liabilities and net assets	$485,540	$435,587

Net asset value per common share	$15.17	$15.16

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations

(in thousands, except shares and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Investment Income:
Interest income
Control investments	$—	$86	$220	$86
Affiliate investments	2,891	2,575	10,400	9,738
Non-control/non-affiliate investments	10,915	8,651	39,973	30,473

Total interest income	13,806	11,312	50,593	40,297
Dividend income
Affiliate investments	76	58	412	150
Non-control/non-affiliate investments	91	460	548	1,865

Total dividend income	167	518	960	2,015
Fee income
Affiliate investments	290	186	591	584
Non-control/non-affiliate investments	815	1,626	2,072	3,193

Total fee income	1,105	1,812	2,663	3,777
Interest on idle funds and other income	(3)	10	53	27

Total investment income	15,075	13,652	54,269	46,116

Expenses:
Interest and financing expenses	2,607	2,025	9,428	7,507
Base management fee	1,970	1,672	7,545	5,899
Incentive fee	1,959	1,842	6,481	4,857
Administrative service expenses	388	483	1,465	1,772
Professional fees	366	354	1,255	1,182
Other general and administrative expenses	229	254	1,212	1,235

Total expenses	7,519	6,630	27,386	22,452

Net investment income before income taxes	7,556	7,022	26,883	23,664
Income tax provision	381	321	390	383

Net investment income	7,175	6,701	26,493	23,281

Net realized and unrealized gains (losses) on investments:
Net realized gains on affiliate investments	155	(12,287)	1,686	(12,121)
Net realized gains on non-control/non-affiliate investments	2,482	32	7,845	(4,908)
Net change in unrealized (depreciation) appreciation on investments	(1,962)	12,932	(10,086)	13,250
Income tax benefit (provision) on realized gains on investments	(15)	—	39	(17)

Net (loss) gain on investments	660	677	(516)	(3,796)

Net increase in net assets resulting from operations	$7,835	$7,378	$25,977	$19,485

Per common share data:
Net investment income per share-basic and diluted	$0.44	$0.42	$1.64	$1.62

Net increase in net assets resulting from operation per share-basic and diluted	$0.48	$0.46	$1.60	$1.36

Dividends declared per share	$0.43	$0.48	$1.60	$1.72

Weighted average number of shares outstanding-basic and diluted	16,287,488	16,012,635	16,201,449	14,346,438

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months and years ended December 31, 2015 and 2014.

	($ in thousands) Three months ended December 31, (unaudited)		($ in thousands) Years ended December 31, (unaudited)
	2015	2014	2015	2014
Net investment income	$7,175	$6,701	$26,493	$23,281
Capital gains incentive fee (reversal) expense	135	135	(101)	(731)

Adjusted net investment income	$7,310	$6,836	$26,392	$22,550

	(Per share) Three months ended December 31, (unaudited)		(Per share) Years ended December 31, (unaudited)
	2015	2014	2015	2014
Net investment income	$0.44	$0.42	$1.64	$1.62
Capital gains incentive fee (reversal) expense	0.01	0.01	(0.01)	(0.05)

Adjusted net investment income (1)	$0.45	$0.43	$1.63	$1.57

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee (reversal) expense amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Edward H. Ross	Jody Burfening
Chief Executive Officer	LHA
Fidus Investment Corporation	(212) 838-3777
847-859-3940	jburfening@lhai.com